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                        [QUARLES & BRADY LLP LETTERHEAD]

                                                                 October  , 1999

Futech Interactive Products (Delaware) Inc.
2999 North 44th Street, Suite 225
Phoenix, Arizona 85018-7247

     Re: Form S-4 Registration Statement

Dear Sirs:

     We refer to Registration Statement No. 333-80131 on Form S-4 (the "Registration Statement"), filed in June by Futech Interactive Products (Delaware) Inc., a Delaware corporation ("New Futech") and Futech Toys & Games, Inc., a Nevada corporation ("New Sub"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of up to 5,955,297 shares of New Futech's Common Stock, $.0001 par value per share (the "Shares"), a maximum aggregate of $7,100,000 in promissory notes (the "Notes"), and certain conditional rights to receive additional Shares or to exchange the Shares for additional Notes or other assets of New Futech or New Sub (the "Conditional Rights"), all to be issued pursuant to and in accordance with the Merger Agreement dated June 7, 1999 (the "Merger Agreement").

     We have reviewed the general corporation laws of the States of Delaware and Nevada; examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, and such corporate and other records and proceedings of New Futech and New Sub, and made such other investigation and inquiries of public officials and the officers of New Futech and New Sub, as we deemed necessary for the opinions hereinafter expressed. On the basis of the foregoing, we are of the opinion that:

     1. New Futech is a corporation validly existing and in good standing under the laws of the State of Delaware.

     2. New Sub is a corporation validly existing and in good standing under the laws of the State of Nevada.

     3. The Shares covered by the Registration Statement, when issued by New Futech pursuant to and in accordance with the Merger Agreement, will have been legally issued